UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2009

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 1, 2009, Abitibi-Consolidated Inc. ("Abitibi"), a subsidiary of AbitibiBowater Inc. ("AbitibiBowater"), certain of Abitibi's affiliates, Citibank N.A. ("Citibank"), Eureka Securitisation, plc (the "Investor") and Citibank N.A., London Branch (the "Agent") entered into a waiver and amendment (the "Waiver and Amendment"), effective April 2, 2009, to Abitibi's Amended and Restated Receivables Purchase Agreement dated January 31, 2008, as previously amended (the "RPA").  Prior to entering into the Waiver and Amendment, Abitibi notified the Agent that (i) the delinquency ratios for the months of November through February exceeded the maximum percentage permitted, (ii) the financial statements of AbitibiBowater and Abitibi-Consolidated U.S. Funding Corp., an affiliate of Abitibi ("ACUSF"), that are required to be delivered to the Agent under the RPA would not be timely delivered and (iii) Abitibi did not pay all sales taxes owing in connection with certain receivables as required by the RPA on March 31, 2009, each of which constituted an event of termination under the terms of the RPA.  The Agent was also notified that Abitibi and certain of its affiliates were proposing to enter into an arrangement pursuant to Section 192 of the Canada Business Corporations Act (the "Recapitalization Plan"), as filed with the Commercial Division of the Superior Court of Quebec in Montreal (the "Court"), and that in connection with such Recapitalization Plan, an interim order was entered on March 13, 2009 by the Court (the "Interim Order") which provides a stay of proceedings of certain obligations of Abitibi and certain of its affiliates.  The non-payment of principal and interest on certain debt obligations of Abitibi as a result of the stay of proceedings had also resulted in an event of termination under the RPA.

Pursuant to the Waiver and Amendment, the parties (a) agreed to waive the events of termination under the RPA and (b) acknowledged that the filing of the Recapitalization Plan and the entry of the Interim Order do not constitute events of termination. The Waiver and Amendment also amended the RPA to, among other things, (i) extend the termination date of the facility to September 1, 2009; (ii) lower the cross default threshold such that failure to pay when due any principal of or premium or interest on any debt with greater than US $25 million principal amount outstanding will trigger a cross default under the RPA; (iii) increase the delinquency ratio for each calendar month to (w) 8.00% for March 2009 and April 2009, (x) 7.25% for May 2009, (y) 6.50% for June 2009 and July 2009 and (z) 4.00% for each calendar month thereafter; and (iv) add a new event of termination that requires the ratio, which shall be computed by dividing (y) the outstanding capital by (z) the aggregate outstanding balance of all pool receivables, be greater than 45%. The maximum commitment available under the RPA remains US $210 million.

Under the terms of the Waiver and Amendment, the following will result in an immediate event of termination: (i) failure to deliver the financial statements of AbitibiBowater by April 30, 2009, (ii) failure to deliver the financial statements of ACUSF by April 3, 2009, (iii) termination, amendment or unenforceability of the stay of proceedings set forth in the Interim Order such that a creditor of debt would be entitled to enforce its rights with respect to such debt, or (iv) failure to pay sales taxes owing in connection with certain receivables as required by the RPA by April 2, 2009. We delivered the financial statements of ACUSF on April 3, 2009 and paid the sales taxes owing in connection with certain receivables on April 2, 2009.

As consideration for entering into the Waiver and Amendment, Abitibi is required to pay a fee equal to 6% of $210 million, of which $7 million (the "Structuring Fee"),of which $3.15 million was paid on April 2, 2009 and $3.15 million must be paid on each of (i) April 30, 2009, May 29, 2009 and June 30, 2009. The Structuring Fee may be reduced under certain circumstances, including termination of the facility by Abitibi on or prior to May 29, 2009.

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Item 9.01.	Financial Statements and Exhibits

	(d)	Exhibits

		10.1	Waiver and Amendment No. 4 to Amended and Restated Receivables Purchase Agreement, dated as of April 1, 2009 to the Amended and Restated Receivables Purchase Agreement, dated as of January 31, 2008 by and among Abitibi-Consolidated U.S. Funding Corp., Eureka Securitisation, plc, as an investor, Citibank, N.A., as a bank, Citibank, N.A., London Branch, as operating agent for the investors and the banks, Abitibi Consolidated Sales Corporation, as an originator and as servicer and Abitibi-Consolidated Inc., as an originator and subservicer.

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Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABITIBIBOWATER INC.

	By:	/s/ Jacques P. Vachon
Dated: April 7, 2009		Name: Jacques P. Vachon
Title: Senior Vice-President, Corporate Affairs and Chief Legal Officer

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Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Waiver and Amendment No. 4 to Amended and Restated Receivables Purchase Agreement, dated as of April 1, 2009 to the Amended and Restated Receivables Purchase Agreement, dated as of January 31, 2008 by and among Abitibi-Consolidated U.S. Funding Corp., Eureka Securitisation, plc, as an investor, Citibank, N.A., as a bank, Citibank, N.A., London Branch, as operating agent for the investors and the banks, Abitibi Consolidated Sales Corporation, as an originator and as servicer and Abitibi-Consolidated Inc., as an originator and subservicer.

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